UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest reported event): January 21, 2009

Commission File No. 001-33399

COMVERGE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	22-3543611
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or organization)

120 Eagle Rock Avenue, Suite 190

East Hanover, New Jersey 07936

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (973) 884-5970

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 21, 2009, Comverge, Inc. entered into a five-year agreement with Pepco Holdings, Inc. (PHI) to provide comprehensive services, including a demand response hardware and software system and installation and marketing services compatible with PHI’s future Advanced Metering Infrastructure (AMI) network. The work performed according to this agreement with PHI will be performed in Maryland and is subject to oversight by the Maryland Public Service Commission. In addition to terms related to Comverge’s provision of products and services, the agreement also includes terms requiring Comverge to provide performance guarantees and indemnification to PHI under certain circumstances.

A copy of the agreement will be included in a subsequent filing.

Item 2.02	Results of Operations and Financial Condition.

On January 23, 2009, Comverge, Inc. updated its 2008 revenue guidance. Comverge expects its revenue for fiscal year 2008 to be in the range of $75 million to $79 million. Comverge’s 2008 earnings and revenue were recently impacted by (1) the delay of a portion of Comverge’s revenue that was previously anticipated to be generated in the fourth quarter due to delayed installations and deferred settlements in some of Comverge’s pay-for-performance capacity contracts and (2) lower measurement and verification results in certain capacity programs. Comverge expects to recognize the revenue from the delayed installations and deferred settlements in the 2009 fiscal year. Comverge’s previously announced 2008 revenue outlook was a range of $80 million to $90 million. Overall, Comverge expects to achieve approximately 39% year over year revenue growth for fiscal year 2008, or approximately $21 million. Comverge expects to file its financial results for the fiscal year ended December 31, 2008 in its Annual Report on Form 10-K on or about March 10, 2009.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 23, 2009, Comverge’s Board of Directors appointed Thomas Gutierrez to the Board effective immediately as a Class I director, in accordance with Comverge's by-laws and certificate of incorporation. The Board determined that Mr. Gutierrez shall be a Class I director and, as such, shall serve until the next election of Class I directors in 2011, subject to the election and qualification of a successor, or until his earlier death, resignation or removal. In addition, the Board appointed Mr. Gutierrez to serve on the compensation and nominating and corporate governance committees of the Board.

On January 23, 2009, the Board appointed Larry Hagewood to the Board effective immediately, in accordance with Comverge’s bylaws and certificate of incorporation to fill the Class II director vacancy created by the resignation of Mr. William Grealis, which was previously disclosed in the Form 8-K filed on September 29, 2008. The Board determined that Mr. Hagewood shall be a Class II director and, as such, shall serve until the next election of Class II directors in 2009, subject to the election and qualification of a successor, or until his earlier death, resignation or removal. In addition, the Board appointed Mr. Hagewood to serve on the audit and nominating and corporate governance committees of the Board.

Pursuant to the terms of their respective offer letters, Messrs. Gutierrez and Hagewood, as non-employee directors, will each receive an initial equity award in the form of restricted shares and stock options calculated by dividing $80,000 by $6.05, the highest per share closing price for Comverge’s common stock in the sixty (60) days prior to January 23, 2009. Any options granted to Messrs. Gutierrez or Hagewood will have an exercise price that is no less than the per share fair market value of common stock on the date of grant. In addition, Messrs. Gutierrez and Hagewood will each receive annual cash compensation of $40,000, which will be paid in quarterly installments. This compensation is based on a maximum of six board meetings and eight committee meetings. For each board meeting over six or committee meeting over eight attended, Messrs. Gutierrez and Hagewood will be compensated $1,500 per meeting.

There is no other arrangement or understanding between Messrs. Gutierrez or Hagewood and any other persons pursuant to which each was selected as a director. There are no relationships between Messrs. Gutierrez or Hagewood and Comverge or any of Comverge's subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K, including the exhibits hereto, contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this Current Report on Form 8-K are not historical facts, do not constitute guarantees of future performance and are based on numerous assumptions which, while believed to be reasonable, may not prove to be accurate. These forward looking statements include projected year end revenues for 2008, the recognition of delayed revenue in 2009, expected revenue growth, projected contracted revenues, projected regulatory changes or approvals, projected measurement and verification results, the amount of revenue and megawatts that will be generated by long-term contracts and certain assumptions upon which such forward-looking statements are based. The forward-looking statements in this release do not constitute guarantees of future performance and involve a number of factors that could cause actual results to differ materially, including risks associated with Comverge's business involving our products, the development and distribution of our products and related services, economic and competitive factors, our key strategic relationships, and other risks more fully described in our most recently filed Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Comverge assumes no obligation to update any forward-looking information contained in this Current Report or with respect to the announcements described herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COMVERGE, INC.

By: /s/ Michael Picchi

Name: Michael Picchi

Title: Chief Financial Officer

Dated: January 23, 2009